EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of SAB Biotherapeutics, Inc on post-effective amendment to Form S-1 on Form S-3 (File No. 333-261496), Form S3 (Nos. 333-275319, 333-274119, 333-271768, 333-271543 and 333-269565) and Form S8 (No. 333-277314 and 333-262452) of our report dated March 28, 2024, on our audit of the financial statements as of December 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 28, 2024